Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Cheryl Walsh WalshCOMM 602.957.9779	Jim Wilson GameTech International, Inc. 775.850.6100
GameTech Reports 1st Quarter 2006 Financial Results
Company Highlights:
•	Lower operating expenses and improved gross profit generated net income of $839,000 for the first quarter of fiscal 2006 compared with $1,000 in the same period of 2005.

•	First quarter 2006 revenue approximated $12.3 million, slightly ahead of 2005 first quarter revenues.

•	Earnings per share reached $0.07 on a fully diluted basis, compared with $0.00 for the comparable period in 2005.

•	EBITDA approximated $3.9 million, an increase of $800,000 from the first quarter of 2005.
RENO, Nev. (March 2, 2006) — GameTech International, Inc. (Nasdaq: GMTC), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company’s first quarter ended January 31, 2006. Net income totaled $839,000 or $0.07 per fully diluted share compared with $1,000, or $0.00 per share in the same period in 2005. Revenue for the quarter totaled $12.3 million, slightly higher than in the first quarter of 2005.
The Company’s increased profitability resulted from more favorable gross profit margins of 62.3% for the first quarter of 2006 compared with 55.6% in 2005 and reductions in operating expenses to 52.0% of revenue, down from 55.9% of revenue in 2005. Management’s continuing cost-saving initiatives, such as personnel reductions, decreases in depreciation and reduced operating expenses, were instrumental in achieving more positive ratios.
While revenue for the quarter was only slightly higher than in the same period in 2005, the Company saw increased revenue in key markets, including Michigan, Kentucky and Nevada, among others. Revenue from these expanding markets offset decreased revenue due to the loss of certain accounts and the reduction of the Oklahoma market as a result of unfavorable legislative action.
“We are pleased that the first quarter of 2006 has allowed us to continue the successes we realized during the latter part of fiscal 2005. The substantial improvement in net income this quarter from the same period last year indicates we are seeing the beginning of the benefits of our cost-saving initiatives we have put into place and the early stages of our market expansion efforts. We have reduced litigation activity, which has substantially reduced our legal expense. At the same time, we have realigned our infrastructure and reduced our operating expenses in most areas,” said Jay Meilstrup, GameTech’s President and Chief Executive Officer.
Meilstrup continued, “We are pleased with our first quarter results. Our efforts moving forward are focused on increasing our current business base, developing new products and concepts and expanding into new markets.”
GameTech International is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including portable bingo terminals, fixed-base terminals, and turnkey accounting and management software systems. The Company supports its bingo operator customers with products that typically increase play, revenue and profits, and with software customized to enhance management and operations, all backed by unparalleled customer service and support.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include our potential expansion of business internationally, our positioning for profitable growth, new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the financial results and operating results of the Company, including revenue, profitability, and growth and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.

GAMETECH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

		Three months ended
		January 31
		2006	2005
		(Unaudited)	(Unaudited)
Net revenue		$12,347	$12,320
Cost of revenue		4,651	5,470

Gross profit		7,696	6,850
Operating Expenses:
General and administrative		2,615	2,741
Sales and marketing		2,720	3,059
Research and development		1,053	1,083
Loss contingencies		32	0

Total operating expenses		6,420	6,883

Income (loss) from operations		1,276	(33)

Interest and other income, net		99	35

Income before income taxes		1,375	2
Provision for income taxes		536	1

Net income		$839	$1

Income per share:
	Basic	$0.07	$0.00
	Diluted	$0.07	$0.00

Shares used in calculating net income per share:
	Basic	11,914	11,846
	Diluted	12,120	11,950

Select Balance Sheet Data:		Jan. 31, 2006	Oct. 31, 2005

		(Unaudited)	(Audited)

Cash and cash equivalents		$7,574	$6,330
Short-term investments		$504	$503
Restricted short-term investments		$4,616	$4,581
Total current assets		$20,165	$18,625
Total assets		$52,701	$51,130
Total current liabilities		$8,433	$7,801
Total liabilities		$9,843	$9,241
Total stockholders’ equity		$42,858	$41,889
Total liabilities and stockholders’ equity		$52,701	$51,130

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because of the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:
Reconciliation of U.S. GAAP Net Income
to EBITDA
(Dollars in thousands)

	Three months ended
	January 31
	2006	2005
	(Unaudited)	(Unaudited)
Net income	$839	$1
Add back:
Amortization and depreciation	$2,576	$3,075
Interest income and other income, net	$(99)	$(35)
Provision for income taxes	$536	$1
EBITDA	$3,852	$3,042
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